Exhibit 99.1

Channel Therapeutics Announces Reverse Common Stock Split in Conjunction with the Close of the Merger with Pelthos Therapeutics and Concurrent $50.1 Million Private Placement

FREEHOLD, N.J., June 27, 2025 (GLOBE NEWSWIRE) – Channel Therapeutics Corporation, (“Channel” or the “Company”), (NYSE American: CHRO), an emerging leader in the development of non-opioid pain treatment therapeutics, today announced a 10-for-one reverse split (the “Reverse Stock Split”) of the Company’s common stock (the “Common Stock”). The Reverse Stock Split is intended to increase the market price per share of the Company’s Common Stock and help the Company satisfy the initial listing requirements of the NYSE American (the “NYSE American”) in connection with the anticipated closing of the previously announced merger of CHRO Merger Sub, Inc., a wholly owned subsidiary of the Company, with and into LNHC, Inc. and the related approximately $50 million in capital to be raised from a group of strategic investors led by Murchinson (together, the “Proposed Transactions”).

On April 16, 2025, the Company’s stockholders approved a reverse stock split of the Company’s Common Stock at a ratio in the range of 5-for-one to 25-for-one, with such ratio to be determined by the Company’s Board of Directors. The Reverse Stock Split is expected to be effective before market open on July 1, 2025 (the “Effective Time”) and the Company’s Common Stock will begin trading on a split-adjusted basis on the NYSE American under the name “Pelthos Therapeutics Inc.” at the market open on July 2, 2025.

At the Effective Time, every 10 issued and outstanding shares of the Company’s Common Stock will be converted into one share of the Company’s Common Stock. Once effective, the Reverse Stock Split will reduce the number of issued and outstanding shares of Common Stock from approximately 6,485,007 to approximately 648,501 shares, notwithstanding reconciliation of fractional shares.

Each stockholder’s percentage ownership interest in the Company will remain unchanged as a result of the Reverse Stock Split. No fractional shares shall be issued in connection with the Reverse Stock Split, and any fractional shares resulting from the Reverse Stock Split will be rounded up at the participant level with The Depository Trust Company. Each certificate that immediately prior to the Effective Time represented shares of Common Stock shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the certificate shall have been combined, subject to the elimination of fractional share interests as described above. Holders of the Company’s Common Stock held in book-entry form or through a bank, broker or other nominee do not need to take any action in connection with the Reverse Stock Split. Stockholders of record will be receiving information from Nevada Agency and Transfer Company (“NATCO”), the Company’s transfer agent, regarding their stock ownership following the Reverse Stock Split. NATCO may be reached for questions at (775) 322-0626.

The Reverse Stock Split will not modify any rights or preferences of the Company’s Common Stock. The trading symbol for the Company’s Common Stock will remain “CHRO”. Upon the consummation of the Proposed Transactions, the trading symbol for the Company’s Common Stock will be “PTHS”. The new CUSIP number for the Company’s Common Stock following the Reverse Stock Split will be 171126 204.

Additional information about the Reverse Stock Split can be found in the Company’s Definitive Information Statement filed with the Securities and Exchange Commission (the “SEC”) on May 27, 2025, a copy of which is also available at www.sec.gov or at www.channeltherapeutics.com under the “SEC Filings” tab.

About Channel

Channel Therapeutics Corporation is a clinical-stage biotechnology company focused on developing and commercializing novel, non-opioid, non-addictive therapeutics to alleviate pain. The Company’s initial clinical focus is to selectively target the sodium ion-channel known as NaV1.7 for the treatment of various types of systemic chronic pain, acute and chronic eye pain and post-surgical nerve blocks. For company updates and to learn more about Channel, visit www.channeltherapeutics.com or follow us on social media.

Important Information About the Proposed Transactions and Where to Find It

This press release relates to the previously announced Proposed Transaction. For additional information on the Proposed Transaction, see the Company’s Current Report on Form 8-K, filed on April 17, 2025. In connection with the Proposed Transaction, the Company has filed relevant materials with the SEC, including an information statement on Schedule 14C. The Company’s stockholders and other interested persons are advised to read the information statement and documents incorporated by reference therein filed in connection with the Proposed Transaction on May 27, 2025, as these materials contain important information about LNHC, the Company and the Proposed Transaction. The Company has mailed the definitive information statement to each stockholder entitled to consent to the approval of the Proposed Transaction and the other items set forth in the information statement. The documents filed by the Company with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov, or by directing a request to the Company at 4400 Route 9 South, Suite 1000, Freehold, New Jersey 07728.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made, except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s current expectations. These forward-looking statements include, without limitation, references to the Company’s expectations regarding the Reverse Stock Split’s increasing the market price per share of the Company’s Common Stock and helping the Company satisfy the initial listing requirements of the NYSE American. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ materially from those set forth in such forward-looking statements include, but are not limited to, risks and uncertainties related to whether the combined company will satisfy the initial listing requirements of the NYSE American or will continue to meet the NYSE American listing standards in the future and uncertainty relating to the timing and consummation of the Proposed Transaction between the Company and LNHC. These and other risks and uncertainties are described more fully in in our filings with the U.S. Securities and Exchange Commission. The information in this press release is provided only as of the date of this press release, and we undertake no obligation to update any forward-looking statements contained in this press release based on new information, future events, or otherwise, except as required by law.

Channel Media and Investor Inquires:

For Investor Inquiries:

Mike Moyer

Managing Director, LifeSci Advisors, LLC

mmoyer@lifesciadvisors.com